     Exhibit 99.1

Cost-U-Less Reports Earnings of 14 cents per share for Third Quarter

Bellevue, WA, October 27, 2004

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the third fiscal quarter ended September 26, 2004.

Highlights for the third fiscal quarter were as follows:

•	EPS of $0.14 compared to EPS of $0.08 for Q3 2003.

•	Sales of $51.1M, a 20.9% increase over Q3 2003.

•	Comparable store sales (stores open a full 13 months) increase of 12.5%.

For the third fiscal quarter ended September 26, 2004, the Company reported net income of $554,000, or $0.14 per fully diluted share outstanding, compared to net income of $281,000, or $0.08 per fully diluted share outstanding, for the corresponding period last year.

As previously reported, total sales for the quarter increased 20.9%, to $51.1 million, compared to $42.3 million for the same period a year ago, as the Company benefited from strong comparable sales of 12.5% and sales generated from its store in Dededo, Guam that was closed during the corresponding quarter a year ago. This store was temporarily closed due to substantial damage from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002, and was subsequently rebuilt, reopening on October 3, 2003. As a result of the closure of the Dededo store, same store sales for the fiscal third quarter are calculated on stores excluding the Guam market.

“We are very pleased to report four consecutive quarters of double digit earnings per share and comparable store sales growth, marking the best twelve months in the Company’s history,” said J. Jeffrey Meder, the Company’s President and CEO. “Our merchandising and store operational efforts have more than offset the continual challenges we meet from the increasing costs of running our business, particularly increasing energy prices, insurance premiums, and public company related expenses.”

For the first three fiscal quarters of fiscal 2004, net income increased to $1.7 million, or $0.44 per fully diluted share outstanding, compared to net income of $0.8 million, or $0.22 per fully diluted share outstanding, for the corresponding period last year. Total sales for the first three quarters increased 20.0%, to $152.0 million, compared to $126.6 million for the same period a year ago, due to strong comparable sales of 14.3% and sales generated from the Company’s store in Dededo, Guam that was closed during the corresponding period a year ago.

Separately, the Company announced that it has recently developed a new web-site that is easier to navigate and provides an improved overview of the Company’s business and its store locations. This website is accessible at www.costuless.com

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003

Net sales	$ 51,088	$ 42,258	$ 151,979	$ 126,602
Merchandise costs	41,629	34,498	124,101	104,070

Gross profit	9,459	7,760	27,878	22,532

Operating expenses:
Store	6,764	5,426	19,464	16,094
General and administrative	1,630	1,568	5,096	4,708
Store openings	58	160	137	208

Total operating expenses	8,452	7,154	24,697	21,010

Operating income	1,007	606	3,181	1,522

Other income (expense):
Interest expense, net	(107)	(114)	(331)	(319)
Other	19	(11)	18	160

Income before income taxes	919	481	2,868	1,363

Income tax provision	365	200	1,140	550

Net income	$ 554	$ 281	$ 1,728	$ 813

Earnings per common share:
Basic	$ 0.15	$ 0.08	$ 0.46	$ 0.23

Diluted	$ 0.14	$ 0.08	$ 0.44	$ 0.22

Weighted average common shares outstanding, basic	3,742,053	3,606,376	3,727,171	3,606,376

Weighted average common shares outstanding, diluted	4,012,797	3,703,041	3,902,330	3,652,983

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	September 26, 2004	December 28, 2003

ASSETS
Current assets:
Cash and cash equivalents	$ 4,193	$ 4,093
Insurance receivable	—	1,135
Accounts receivable, net	960	1,366
Inventories, net	23,114	19,540
Other current assets	1,718	1,145

Total current assets	29,985	27,279

Property and equipment, net	13,437	12,862
Deposits and other assets	794	799

Total assets	$44,216	$40,940

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$ 0	$ 960
Accounts payable	16,166	15,240
Accrued expenses and other liabilities	5,069	4,245
Current portion of capital lease obligations	100	—
Current portion of long-term debt	267	267

Total current liabilities	21,602	20,712

Other long-term liabilities	726	684
Capital lease obligations, less current portion	633	—
Long-term debt, less current portion	2,344	2,544

Total liabilities	25,305	23,940

Commitments and contingencies

Shareholders’ equity	18,911	17,000

Total liabilities and shareholders’ equity	$44,216	$40,940